As filed with the U.S. Securities and Exchange Commission on April 11, 2018

File No. 333-220768

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRE-EFFECTIVE AMENDMENT NO.	☐

POST-EFFECTIVE AMENDMENT NO. 1	☒

JOHN HANCOCK INVESTMENT TRUST

(Exact Name of Registrant as Specified in Charter)

601 Congress Street

Boston, Massachusetts 02210

(Address of Principal Executive Offices)

800-225-5291

(Registrant’s Area Code and Telephone Number)

John J. Danello, Esq.

601 Congress Street

Boston, Massachusetts 02210

(Name and Address of Agent for Service)

Copy to:

Mark Goshko, Esq.

K&L GATES LLP
ONE LINCOLN STREET
BOSTON, MASSACHUSETTS 02111

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement

Part A – Proxy Statement/Prospectus – Incorporated herein by reference to the definitive form of Proxy Statement/Prospectus filed pursuant to Rule 497 under the Securities Act of 1933, as amended (the “Securities Act”), on November 9, 2017, SEC accession number 0001133228-17-006433.

Part B – Statement of Additional Information – Incorporated herein by reference to the definitive form of Statement of Additional Information filed pursuant to Rule 497 under the Securities Act on November 9, 2017, SEC accession number 0001133228-17-006433.

Part C – Other Information

Signature Pages

Exhibits – The sole purpose of this filing is to file as exhibits, with respect to the reorganization described in the Registrant’s Registration Statement on Form N-14, filed on October 2, 2017: (i) the executed Agreement and Plan of Reorganization, as required by Item 16(4) of Form N-14; and (ii) the opinion of counsel supporting the tax matters and consequences to shareholders of the reorganization, as required by Item 16(12) of Form N-14.

JOHN HANCOCK INVESTMENT TRUST

PART C

OTHER INFORMATION

Item 15. Indemnification

No change from the information set forth in Item 30 of the most recently filed amendment to the Registration Statement of John Hancock Investment Trust (“Registrant”) on Form N-1A under the 1933 Act and the 1940 Act (File Nos. 002-10156 and 811-00560) as filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2018 (accession number 0001133228-18-001177), which information is incorporated herein by reference.

Item 16.	Exhibits.

1(a)	Amended and Restated Declaration of Trust dated January 22, 2016. – previously filed as exhibit 99.(a) to post-effective amendment no. 154 filed on February 25, 2016, accession number 0001133228-16-007639.

2(a)	Amended and Restated By-Laws dated March 8, 2005. – previously filed as exhibit 99.(b) to post-effective amendment no. 98 filed on May 2, 2005, accession number 0001010521-05-000151.

2(a)(1)	Amendment dated March 11, 2008 to the Amended and Restated By-Laws dated March 8, 2005. – previously filed as exhibit 99.(b).1 to post-effective amendment no. 111 filed on February 27, 2009, accession number 0000950135-09-001332.

2(a)(2)	Amendment dated June 9, 2009 to the Amended and Restated By-Laws dated March 8, 2005. – previously filed as exhibit 99.(b).2 to post-effective amendment no. 113 filed on December 17, 2009, accession number 0000950123-09-071584.

2(a)(3)	Amendment dated August 31, 2010 to the Amended and Restated By-Laws dated March 8, 2005. – previously filed as exhibit 99.(b).4 to post-effective amendment no. 115 filed on February 25, 2011, accession number 0000950123-11-017991.

2(a)(4)	Amendment dated March 10, 2016 to the Amended and Restated By-Laws dated March 8, 2005. – previously filed as exhibit 99.(B).4 to post-effective amendment no. 156 filed on March 14, 2016 accession number No. 0001133228-16-008195.

3	Not applicable.

4	Agreement and Plan of Reorganization – FILED HEREWITH.

5	See Exhibits 1 and 2.

6(a)	Investment Management Contract dated December 22, 1994 (the “Investment Management Contract”) between the Registrant and John Hancock Advisers, LLC (formerly, John Hancock Advisers, Inc.) relating to John Hancock Fundamental Large Cap Core Fund (formerly, John Hancock Large Cap Equity Fund). – previously filed as exhibit 99.(5).(a) to

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to post-effective amendment no. 73 filed on May 10, 1995, accession number 0000950135-95-001122.

6(a)(1)	Amendment dated July 1, 2005 to Investment Management Contract. – previously filed as exhibit 99.(d).4 to post-effective amendment no. 99 filed on March 1, 2006, accession number 0001010521-06-000157.

6(a)(2)	Amendment dated December 18, 2013 to the Advisory Agreement relating to John Hancock Small Cap Core Fund, John Hancock Enduring Assets Fund (formerly, John Hancock Enduring Equity Fund) and John Hancock Seaport Fund. – previously filed as exhibit 99.(d).3 to post-effective amendment no. 124 filed on December 19, 2013, accession number 0001133228-13-005026.

6(a)(3)	Amendment dated March 1, 2018 to the Advisory Agreement relating to John Hancock Small Cap Core Fund. – previously filed as exhibit 99.(d).14 to post-effective amendment no. 179 filed on February 28, 2018, accession number 0001133228-18-001177.

6(a)(4)	Sub-Advisory Agreement dated December 31, 2005 (“JHAM Sub-Advisory Agreement”) among the Registrant, John Hancock Advisers, LLC, and Sovereign Asset Management LLC relating to John Hancock Balanced Fund, John Hancock Global Opportunities Fund (formerly, John Hancock Large Cap Intrinsic Value Fund), John Hancock Fundamental Large Cap Core Fund (formerly, John Hancock Large Cap Equity Fund), John Hancock Small Cap Intrinsic Value Fund and John Hancock Sovereign Investors Fund. – previously filed as exhibit 99.(d).8 to post-effective amendment no. 100 filed on February 14, 2007, accession number 0001010521-07-000179.

6(a)(5)	Amendment dated December 18, 2013 to the JHAM Sub-Advisory Agreement relating to John Hancock Small Cap Core Fund. – previously filed as exhibit 99.(d).6 to post-effective amendment no. 124 filed on December 19, 2013, accession number 0001133228-13-005026.

6(a)(6)	Amendment dated October 1, 2017 to the JHAM Sub-Advisory Agreement relating to John Hancock Small Cap Core Fund. – previously filed as exhibit 99.(d).34 to post-effective amendment no. 179 filed on February 28, 2018, accession number 0001133228-18-001177.

7(a)	Distribution Agreement dated December 22, 1994 (“Distribution Agreement”) between John Hancock Broker Distribution Services, Inc. (currently known as John Hancock Funds, LLC) and the Registrant. – previously filed as exhibit 99.(e) to post-effective amendment no. 133 filed on June 26, 2014, accession number 0001133228-14-002058.

7(a)(1)	Amendment dated December 18, 2013 to Distribution Agreement between the Registrant and John Hancock Funds, LLC relating to John Hancock Small Cap Core Fund, John Hancock Enduring Assets Fund (formerly John Hancock Enduring Equity Fund) and John Hancock Seaport Fund. – previously filed as exhibit 99.(e).4 to post-effective amendment no. 124 filed on December 19, 2013, accession number 0001133228-13-005026.

8	Not applicable.

9(a)	Master Custodian Agreement dated September 10, 2008 among John Hancock Mutual Funds and State Street Bank and Trust Company. – previously filed as exhibit 99.(g).1 to post-effective amendment no. 111 filed on February 27, 2009, accession number 0000950135-09-001332.

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9(a)(1)	Amendment dated October 1, 2015 to Master Custodian Agreement dated September 26, 2008 between John Hancock Mutual Funds and State Street Bank and Trust Company– previously filed as exhibit 99.(g).3 to post-effective amendment no. 150 filed on December 24, 2015, accession number 0001133228-15-006566.

10(a)	Class A Distribution Plan dated July 1, 2009 between the Registrant and John Hancock Funds, LLC relating to John Hancock Balanced Fund and John Hancock Sovereign Investors Fund. – previously filed as exhibit 99.(m).4 to post-effective amendment no. 113 filed on December 17, 2009, accession number 0000950123-09-071584.

10(a)(1)	Amendment dated December 18, 2013 to Class A Distribution Plan dated July 1, 2009 between the Registrant and John Hancock Funds, LLC relating to John Hancock Small Cap Core Fund, John Hancock Enduring Assets Fund (formerly John Hancock Enduring Equity Fund), and John Hancock Seaport Fund. – previously filed as exhibit 99.(m).4 to post-effective amendment no. 124 filed on December 19, 2013, accession number 0001133228-13-005026.

10(a)(2)	Amendment dated October 1, 2017 to Class A Distribution Plan dated July 1, 2009 between the Registrant and John Hancock Funds, LLC relating to John Hancock Small Cap Core Fund. – previously filed as exhibit 99.(m).16 to post-effective amendment no. 179 filed on February 28, 2018, accession number 0001133228-18-001177.

10(a)(3)	Amended and Restated Multiple Class Plan pursuant to Rule 18f-3 dated December 17, 2014, as amended December 8, 2016 (“18f-3 Plan”), for certain John Hancock Mutual Funds advised by John Hancock Advisers, LLC. – previously filed as exhibit 99.(n) to post-effective amendment no. 167 filed on December 14, 2016, accession number 0001133228-16-014606.

11	Opinion and Consent of K&L Gates LLP regarding legality of issuance of shares and other matters. – previously filed as exhibit 11 to the registration statement on Form N-14 filed on October 2, 2017, accession number 0001133228-17-005907.

12	Opinion of K&L Gates LLP on tax matters. – FILED HEREWITH.

13(a)	Class A Service Agreement dated February 1, 2000 among Charles Schwab & Co., Inc., the Distributor, and John Hancock Signature Services, Inc. relating to John Hancock Fundamental Large Cap Core Fund (formerly, John Hancock Large Cap Value Fund). – previously filed as exhibit 99.(h).2 to post-effective amendment no. 87 filed on December 22, 2000, accession number 0001010521-00-000496.

13(a)(1)	Amended and Restated Transfer Agency and Service Agreement dated July 1, 2013 (“Restated Transfer Agency Agreement”) between John Hancock Mutual Funds advised by John Hancock Advisers, LLC and John Hancock Signature Services, Inc. – previously filed as exhibit 99.(h).5 to post-effective amendment no. 124 filed on December 19, 2013, accession number 0001133228-13-005026.

13(a)(3)	Amendment dated October 1, 2013 to the Restated Transfer Agency Agreement. – previously filed as exhibit 99.(h).6 to post-effective amendment no. 124 filed on December 19, 2013, accession number 0001133228-13-005026.

13(a)(4)	Amendment dated December 18, 2013 to the Restated Transfer Agency Agreement relating to John Hancock Small Cap Core Fund, John Hancock Enduring Assets Fund (formerly John Hancock Enduring Equity Fund), and John Hancock Seaport Fund. – previously filed as

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exhibit 99.(h).7 to post-effective amendment no. 124 filed on December 19, 2013, accession number 0001133228-13-005026.

13(a)(5)	Service Agreement dated June 25, 2014 between John Hancock Advisers, LLC and John Hancock Mutual Funds. – previously filed as exhibit 99.(h).7 to post-effective amendment no. 139 filed on February 25, 2015, accession number 0001133228-15-000548.

13(a)(6)	Services Agreement dated March 3, 2014 among John Hancock Mutual Funds and Citi Fund Services Ohio, Inc. – previously filed as exhibit 99.(h).9 to post-effective amendment no. 142 filed on June 15, 2015, accession number 0001133228-15-002717.

13(a)(7)	Amendment dated February 1, 2015 to Services Agreement dated March 3, 2014 among John Hancock Mutual Funds and Citi Fund Services Ohio, Inc. – previously filed as exhibit 99.(h).10 to post-effective amendment no. 142 filed on June 15, 2015, accession number 0001133228-15-002717.

13(a)(8)	Amendment dated June 15, 2015 to Services Agreement dated March 3, 2014, as amended, among John Hancock Mutual Funds and Citi Fund Services Ohio, Inc. – previously filed as exhibit 99.(h).13 to post-effective amendment no. 150 filed on December 24, 2015, accession number 0001133228-15-006566.

13(a)(9)	Expense Limitation Agreement and Voluntary Expense Limitation Notice dated December 8, 2016 by and between the Registrant and John Hancock Advisers, LLC – previously filed as exhibit 99.(h).16 to post-effective amendment no. 171 filed on February 28, 2017, accession number 0001133228-17-001091.

14	Consent of PricewaterhouseCoopers LLP. – previously filed as exhibit 14 to the registration statement on Form N-14 filed on October 2, 2017, accession number 0001133228-17-005907.

15	Not applicable.

16	Power of Attorney – previously filed as exhibit 16 to the registration statement on Form N-14 filed on October 2, 2017, accession number 0001133228-17-005907.

17	Form of Proxy Cards. – previously filed as exhibit 17 to the registration statement on Form N-14 filed on October 2, 2017, accession number 0001133228-17-005907.

Item 17. Undertakings

(1)       The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)       The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-

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effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, John Hancock Investment Trust, has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, and Commonwealth of Massachusetts, on the 11th day of April 2018.

JOHN HANCOCK INVESTMENT TRUST

By:       /s/ Andrew G. Arnott

Name:  Andrew G. Arnott

Title:     President and Trustee

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ Andrew G. Arnott	President and Trustee	April 11, 2018
Andrew G. Arnott

/s/ Charles A. Rizzo	Chief Financial Officer	April 11, 2018
Charles A. Rizzo	(Principal Financial Officer and Principal Accounting Officer)

/s/ Charles L. Bardelis *	Trustee	April 11, 2018
Charles L. Bardelis

/s/ James R. Boyle* James R. Boyle	Trustee	April 11, 2018
/s/ Peter S. Burgess *	Trustee	April 11, 2018
Peter S. Burgess

/s/ William H. Cunningham *	Trustee	April 11, 2018
William H. Cunningham

/s/ Grace K. Fey *	Trustee	April 11, 2018
Grace K. Fey

/s/ Theron S. Hoffman *	Trustee	April 11, 2018
Theron S. Hoffman

/s/ Deborah C. Jackson*	Trustee	April 11, 2018
Deborah C. Jackson

/s/ Hassell H. McClellan *	Trustee	April 11, 2018
Hassell H. McClellan

/s/ James M. Oates *	Trustee	April 11, 2018
James M. Oates

/s/ Steven R. Pruchansky*	Trustee	April 11, 2018
Steven R. Pruchansky

/s/ Gregory A. Russo*	Trustee	April 11, 2018
Gregory R. Russo

/s/ Warren A. Thomson*	Trustee	April 11, 2018
Warren A. Thomson

*By: /s/ Ariel Ayanna

  Ariel Ayanna, Attorney-In-Fact
  *Pursuant to Powers of Attorney previously filed with the registration statement filed on
  October 2, 2017.

Exhibit Index

4	Agreement and Plan of Reorganization

12	Opinion of K&L Gates LLP on tax matters